Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports First Quarter 2014

Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $14.6 Million

Westport, Conn., May 7, 2014 – Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2014.

First Quarter 2014 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.6 million for the first quarter of 2014;

•	Reported net income of $7.4 million for the first quarter of 2014; and

•	Paid a first quarter 2014 cash distribution of $0.36 per share in April 2014, bringing cumulative distributions paid to $10.6752 per share since CODI’s IPO in May of 2006.

“We are pleased to report financial results for the first quarter of 2014 that exceeded management’s expectations,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “During the quarter, we continued to benefit from the relative operating and financial strength of our leading middle market businesses with a particularly strong performance at Ergobaby, which posted double-digit revenue and earnings growth. We also generated stable Cash Flow across our niche industrial businesses in the quarter. With significant liquidity and a conservative balance sheet, we remain well positioned to continue to invest in high-return organic growth initiatives and pursue favorable platform and add-on acquisitions that are accretive to Cash Flow. Complementing our approach to capitalizing on organic and acquisition-related growth opportunities that create long-term value for our shareholders, we remain committed to providing a steady stream of cash distributions as we have consistently done in the past.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $14.6 million for the quarter ended March 31, 2014, as compared to $20.8 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended March 31, 2014 and March 31, 2013 was approximately 48.3 million.

Cash Flow for the first quarter of 2014 reflects year-over-year growth in the Company’s Ergobaby and American Furniture Manufacturing businesses, offset by the Company’s CamelBak business. The year-over-year comparison of CamelBak’s performance for the quarter ended March 31, 2014 was adversely affected by the fulfillment of a contract with the U.S. Marine Corps that was completed in the first quarter of 2013. Additionally, Cash Flow for the first quarter of 2014 excluded results from the Company’s FOX subsidiary, which completed its initial public offering (“IPO”) on August 13, 2013. As a result of this offering, FOX is no longer included in CODI’s calculation of CAD. Based on the Company’s debt and equity interests in FOX, CODI generated total net proceeds of approximately $142.4 million from the IPO and continues to hold majority ownership in FOX.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $270 million since going public in 2006.

Net income for the quarter ended March 31, 2014 was $7.4 million, as compared to net income of $3.6 million for the quarter ended March 31, 2013. During the first quarter of 2014, CODI recorded lower interest expense of approximately $0.8 million as compared to the prior year period due to a reduction in borrowing costs and changes in the fair value of interest rate swaps, offset by higher selling, general and administrative expense. In addition, for the quarter ended March 31, 2013, CODI recorded a non-cash expense of $6.4 million related to the Company’s Supplemental Put Agreement, which was terminated in July 2013.

Liquidity and Capital Resources

As of March 31, 2014, CODI had approximately $86.6 million in cash and cash equivalents, $279 million outstanding on its term loan facility and no outstanding borrowings under its $320 million revolving credit facility. The Company’s FOX subsidiary has $50 million outstanding on its term loan facility and no outstanding borrowings on its $60 million revolving credit facility. The Company has no significant debt maturities until 2017 and had borrowing availability of approximately $318 million at March 31, 2014 under its revolving credit facility.

First Quarter 2014 Distribution

On April 10, 2014, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 30, 2014 to all holders of record as of April 23, 2014. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $10.6752 per share.

Conference Call

Management will host a conference call on Thursday, May 8, 2014 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 33613108. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 15, 2014. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 33613108.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in its niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design and manufacture of high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles (FOX, www.ridefox.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,622	$113,229
Accounts receivable, less allowance of $3,758 and $3,424	129,563	111,736
Inventories	168,598	152,948
Prepaid expenses and other current assets	22,630	21,220

Total current assets	407,413	399,133

Property, plant and equipment, net	71,477	68,059
Goodwill	259,982	246,611
Intangible assets, net	336,334	310,359
Deferred debt issuance costs, net	7,918	8,217
Other non-current assets	13,058	12,534

Total assets	$1,096,182	$1,044,913

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$117,468	$118,129
Due to related party	4,330	4,528
Current portion, long-term debt	5,350	2,850
Other current liabilities	4,050	4,623

Total current liabilities	131,198	130,130

Long-term debt	319,471	280,389
Deferred income taxes	59,192	60,024
Other non-current liabilities	23,831	5,435

Total liabilities	533,692	475,978

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 3/31/14 and 12/31/13	725,453	725,453
Accumulated other comprehensive income	684	693
Accumulated deficit	(265,333)	(252,761)

Total stockholders’ equity attributable to Holdings	460,804	473,385
Noncontrolling interests	101,686	95,550

Total stockholders’ equity	562,490	568,935

Total liabilities and stockholders’ equity	$1,096,182	$1,044,913

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013

Net sales	$246,048	$241,567
Cost of sales	169,696	165,194

Gross profit	76,352	76,373
Operating expenses:
Selling, general and administrative expense	46,173	41,209
Supplemental put expense	—	6,396
Management fees	4,735	4,316
Amortization expense	7,349	7,630

Operating income	18,095	16,822

Other income (expense):
Interest income	9	2
Interest expense	(4,581)	(5,341)
Amortization of debt issuance costs	(570)	(485)
Other income, net	184	327

Income before income taxes	13,137	11,325
Provision for income taxes	5,764	7,699

Net income	7,373	3,626
Less: Net income attributable to noncontrolling interest	2,714	2,032

Net income attributable to Holdings	$4,659	$1,594

Basic and fully diluted net income per share	$0.08	$0.03

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013

Cash flows from operating activities:
Net income	$7,373	$3,626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,985	11,611
Unrealized (gain) loss on interest rate and foreign currency derivatives	92	(385)
Amortization of debt issuance costs and original issue discount	864	845
Supplemental put expense	—	6,396
Noncontrolling stockholders charges	1,365	1,301
Excess tax benefit on stock-based compensation	(1,061)	—
Deferred taxes	(594)	(857)
Other	(53)	(71)

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(15,652)	(18,130)
Increase in inventories	(7,063)	(2,010)
Increase in prepaid expenses and other current assets	(3,274)	(187)
Increase (decrease) in accounts payable and accrued expenses	(22)	17,987

Net cash (used in) provided by operating activities	(6,040)	20,126

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(42,297)	—
Purchases of property and equipment	(3,631)	(3,328)
Payment of interest rate swap	(495)	—
Proceeds released from escrow related to Staffmark sale	—	93
Other investing activities	7	—

Net cash used in investing activities	(46,416)	(3,235)

Cash flows from financing activities:
Net borrowing of debt	41,287	2,363
Distributions paid	(17,388)	(17,388)
Net payments related to noncontrolling interest	1,156	(3,090)
Debt issuance costs	(278)	—
Excess tax benefit on stock-based compensation	1,061	—
Other	—	(22)

Net cash provided by (used in) financing activities	25,838	(18,137)

Foreign currency impact on cash	11	(495)
Net decrease in cash and cash equivalents	(26,607)	(1,741)
Cash and cash equivalents — beginning of period	113,229	18,241

Cash and cash equivalents — end of period	$86,622	$16,500

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Net income (loss)	$7,373	$3,626
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	11,985	11,611
Amortization of debt issuance costs and original issue discount	864	845
Unrealized loss on derivatives	92	(385)
Excess tax benefit from subsidiary stock options (1)	(1,061)	—
Supplemental put expense	—	6,396
Noncontrolling stockholders charges	1,365	1,301
Other	(53)	(71)
Deferred taxes	(594)	(857)
Changes in operating assets and liabilities	(26,011)	(2,340)

Net cash provided by operating activities	(6,040)	20,126
Plus:
Unused fee on revolving credit facility (2)	600	645
Excess tax benefit from subsidiary stock options (1)	1,061	—
Other	53	71
Changes in operating assets and liabilities	26,011	2,340
Less:
Maintenance capital expenditures (3)	3,104	2,346
FOX CAD (4)	3,494	—
Payment on swap	495	—

Estimated cash flow available for distribution and reinvestment	$14,592	$20,836

Distribution paid in April 2014/2013	$17,388	$17,388

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.
(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(3)	Excludes growth capital expenditures of approximately $0.5 million and $1.0 million for the three months ended March 31, 2014 and March 31, 2013, respectively.
(4)	Represents FOX CAD subsequent to IPO date. For the quarter ended March 31, 2014, the amount includes approximately $7.6 million of EBITDA, less: $2.2 million of cash taxes, $0.9 million of management fees and $0.9 million of maintenance capital expenditures.